EXHIBIT 10.1

CORUS BANK, N.A.
Commercial Loan Officer Compensation Programs

Amendment of Existing Commission Program and Announcement of
New Commission Program for Commercial Loan Officers

Effective for this calendar year, the company has decided to terminate the existing compensation program for commercial loan officers and institute a new program. This change is the company’s response to the American Jobs Creation Act (aka 409-A). That legislation has turned the maintenance of our existing program, which involves a long-term holdback account for participating officers, into an extremely complicated compliance burden.

The new program will be less lucrative for officers than the old program, but will not involve a long-term holdback account. It will be far easier for the company to maintain records for this new program and to comply with all relevant laws and regulations. Officers will still have a material amount of their current year’s compensation at risk if their loans incur losses. In the case of highly compensated officers, the amount of their current year’s compensation at risk should be well above 50%, so we believe officers and the company will continue to have strong alignment of interests.

The Old Program

As for loans originated prior to 11/1/06, the old program will run its course subject to the existing program guidelines, as they might be amended from time to time. Amendments will hopefully be very few in number, though we are making several changes this year in conjunction with phasing the program out.

As for how phasing out the old program will work, loans originated through 10/31/06 will continue to generate cash commissions and holdback amounts based on existing formulas. The existing holdback amounts will be released or eliminated based on the performance of those loans, and those loans only.

In general, the old program will play itself out without regard to the new compensation program described below. However, the Bank will include compensation generated by the new program when it makes certain calculations necessary for the old program.

Any holdback and any cash compensation earned by officers pursuant to the old program is at risk of loss if an officer incurs a loss on a loan in the old program, but losses in excess of any such holdbacks and cash compensation under the old program will not put at risk compensation derived from the new program described below. Similarly, losses on loans in the new program will not affect the release of or reduce holdbacks under the old program.

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We anticipate that it might take as long as five years or more for the loans originated prior to 10/31/06 to pay off or otherwise be disposed of. Officers who have all their loans pay in full will receive their full holdback amount in the manner set forth in the program guidelines. For officers who incur losses, those losses might not be quantifiable for some years, and they might well find much or all of their holdback tied up and at risk of forfeiture for several years. The amounts of any forfeitures are purely speculative at this point.

The New Program

The new program is effective this year (that is, retroactively to loans originated from 11/1/06 and onward). Amounts paid pursuant to this new program will be in addition to any amounts paid pursuant to the old program. Records for the two programs will be kept independently of one another.

This new program will be far simpler than the prior program. No holdback. No servicing fee. No limits on loan size. No inflection point. No long and complicated document that articulates the Program Guidelines. This memo suffices to describe the plan in full, as compared to the 15 page document that governed the old plan.

The new program will work as follows:

Profits will be defined as all loan fees, interest income, servicing fees and prepayment charges actually collected (or capitalized on the Bank’s books), minus a cost of funds (equal to the 90-day Treasury bill yield plus 1.50%) and minus any unreimbursed loan costs. This top-line calculation will require that we maintain a database very similar to the one that supported the old program.

The officers involved in a given loan (excluding the member of the Directors Loan Committee assigned to the transaction as a Supervising Officer) will receive as a year-end bonus 6% of Profits paid by borrowers in that year (subject to the exercise of negative discretion by the Committee, as described below). When multiple officers are involved in a deal they will negotiate a split among themselves, subject to Bank approval. One Executive Officer, Tim Stodder, participates in this program as a Supervising Officer for certain loans. For any loans in which Mr. Stodder acts as Supervising Officer, he will receive as a year-end bonus 2% of Profits paid by the borrower with respect to such loan in that year, with such payment being in addition to the 6% paid to other officers involved in the transaction. Any reference to 6% of profits or losses in this document will in Mr. Stodder’s case be 2%.

We will assume that all loans involve the efforts of at least two officers, and the junior officer will be entitled to at least 10% of the bonus associated with that loan. In order to encourage teamwork and fully utilize our junior officer pool, if an officer elects to work on a loan without a supporting officer, then the company will retain 10% of the bonus.

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All officers will need to cover 100% of their base salary before earning bonuses, with credit given for base salary that was already covered by the old program.

The new system will involve loss sharing. Six percent (2% in Mr. Stodder’s case) of any principal charged off by the Bank in a given year will be charged in a pro-rata manner to the officers who received a bonus for the loan in question. To simplify things, we are ignoring carrying costs, opportunity costs and recoveries. However, if the Bank finds itself in a situation where principal charge-offs were small or non-existent, but the Bank still incurred substantial out-of-pocket carrying costs, the Bank reserves the right to consider such costs and pass them on to the officers involved on a discretionary basis (see below).

Losses attributed to officers on a given charge off event will be capped at the loss of the current year’s bonus. That is, charge-offs from one year will not put future years’ bonuses at risk. If one loan has a charge off in one year, and then another charge off in a subsequent year (or even a third year), the officer will be assessed his or her share of the loss each time a charge off occurs.

We will retain the October 31 year-end for the purpose of calculating bonuses and losses, but the compensation is still associated with calendar years. Payment of any bonuses for a given calendar year will be made by December 31 of that year. Individuals whose employment has been terminated on or prior to the payment date will not be entitled to payment. No payments will be made under this program to former employees.

Negative Discretion. Although the program outlined above is intended to work in a formulaic manner (i.e., bonuses are calculated in accordance with the formula described above, rather than on a discretionary basis), the company nevertheless has the discretionary authority to reduce the bonus to which an officer would otherwise be entitled under the program. It is management’s desire to avoid discretionary adjustments, and we were able to maintain the old program for many officers for many years with hardly any discretionary adjustments. We hope that will be true of the new program as well.

Authority to Amend or Terminate. The company reserves the right to amend or terminate the program at any time.

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